Exhibit 10.11

June 20, 2008

ComVest Capital, LLC (“ComVest”)

One North Clematis, Suite 300

West Palm Beach, FL 33401

ClearPoint Business Resources, Inc. (“ClearPoint”)

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Manufacturers and Traders Trust Company (“M&T”)

601 Dresher Road

Horsham, PA 19044

Re:	Debt Extension/Subordination

Dear Sirs:

Reference is made to (a) the Subordinated Promissory Note dated as of February 23, 2007 in the original principal amount of $2,500,000, issued by ClearPoint to ALS, LLC (the “Subordinated Note”), (b) the Subordination Agreement dated as of February 23, 2007 by and among M&T (as administrative agent) and ALS, LLC (the “Subordination Agreement”), and (c) the Revolving Credit and Term Loan Agreement to be entered into on or about the date hereof between ComVest and ClearPoint (the “Loan Agreement”).

On or about the date hereof, pursuant to the Loan Agreement, ComVest will be making certain loans to ClearPoint, the proceeds of which will be used in substantial part to repay certain of the Senior Indebtedness (as such term is defined in the Subordination Agreement); and from time to time thereafter, ComVest may make certain additional loans to ClearPoint for the purpose of providing working capital to ClearPoint, which is expected to enhance ClearPoint’s financial capability.

In order to induce ComVest to enter into the Loan Agreement and make loans and other financial accommodations to ClearPoint thereunder, ALS, LLC (the “Subordinated Lender”) hereby agrees, for the benefit of ComVest, M&T, ClearPoint and its subsidiaries, that subject to and effective upon the funding of the initial Loan under the Loan Agreement, (a) ClearPoint shall not make and Subordinated Lender shall not receive any payments on the Subordinated Note; provided however that (i) upon payment in full of all obligations under the term loan owing to Comvest by ClearPoint and so long as such payment(s) are permitted under the Subordination Agreement, ClearPoint shall make and Subordinated Lender shall receive monthly payments of interest, accruing at a rate of 5% simple interest per annum on the outstanding principal balance as of the date hereof of the Subordinated Note plus interest accrued through the date hereof ($2,155,652.47), and (ii) upon payment in full of all obligations owing to M&T, ClearPoint shall make and Subordinated Lender shall receive 24 equal monthly installments of accrued interest and principal as provided in the Subordinated Note, as amended, and (b) all Loans and other Obligations (as such terms are defined in the Loan Agreement) from time to time shall constitute “Senior Indebtedness” under and as defined in the Subordination Agreement, and ComVest and/or any other holder(s) of such Obligations from time to time shall be entitled to all of the benefits of the Subordination Agreement as if expressly named as a “Senior Lender” therein.

The foregoing is without prejudice to the rights of M&T and the other Senior Lenders under the Subordination Agreement, and the remaining Senior Indebtedness (after the payment from the proceeds of the initial Loans under the Loan Agreement) shall continue to constitute Senior Indebtedness under and for all purposes of the Subordination Agreement.

In addition, irrespective of any rights that ALS, LLC has pursuant to the Registration Rights Agreement with ClearPoint dated February 23, 2007 to have shares of the common stock of ClearPoint it owns included in certain registration statements of ClearPoint, ALS, LLC agrees hereby that it shall not have any right to have such shares included in any registration statement ClearPoint files which includes shares of common stock of ClearPoint owned by ComVest.

This agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Subordinated Lender and the addressees hereof. This agreement may not be amended or modified, nor may any provision hereof be waived, without the prior written consent of the party to be charged therewith. This agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania.

Very truly yours,

ALS, LLC

By:	/s/ Joseph Raymond, Jr.
Name:	Joseph Raymond, Jr.
Title:	President

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